SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 24, 2006
(Date of Report; Date of Earliest Event Reported)

BORDERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Phoenix Drive, Ann Arbor, MI 48108
(Address of Principal Executive Offices)

734-477-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Named Executive Officer Compensation

On March 24, 2006 the Compensation Committee (the “Committee”) of the Board of Directors of Borders Group, Inc. (the “Company”) approved the following executive compensation actions relative to the Company’s Executive Officers:

Executive Officer	2005 Bonus(1)	2003 Long-Term Incentive Plan(2)	Restricted Share Unit Awards (#)(3)	Restricted Share Awards (#)(4)	2006 Base Salary(5)	2006 Annual Incentive Bonus as a Percentage of Base Salary (6)
						Target	Maximum
Gregory P. Josefowicz Chairman, President and CEO	$-	$67,080	N/A	N/A	$710,000	80%	160%
Vincent E. Altruda President - Borders Stores U.S.	$-	$16,293	25,000	17,500	$375,000	80%	160%
Cedric J. Vanzura President - Borders Group International and Paperchase Worldwide	$-	$17,839	16,500	17,500	$350,000	80%	160%
Edward Wilhelm SVP - Chief Financial Officer	$-	$17,839	16,500	17,500	$350,000	60%	120%
Thomas Carney SVP - General Counsel	$-	$10,574	9,500	7,500	$270,000	60%	120%
Daniel Smith SVP - Human Resources	$-	$9,195	9,500	7,500	$260,000	60%	120%

(1) No 2005 cash bonuses were paid to the Executive Officers because the pre-established performance criteria set by the Compensation Committee under the Borders Group, Inc. Annual Incentive Bonus Plan (the “Plan”) were not met. These performance criteria consisted of a combination of earnings per share and comparable store sales as well as, in certain cases, the income of particular business segments or the results of business initiatives.

(2) The 2003 Long-Term Incentive Plan payments were determined based on the achievement of pre-established performance criteria set by the Compensation Committee under the 2003 Borders Group, Inc. Long-Term Incentive Plan. These performance criteria consisted of a combination of comparable store sales, earnings per share growth and return on assets.

(3) Restricted Share Units (RSUs) were awarded pursuant to the terms of the Borders Group, Inc. 2004 Long-Term Incentive Plan. The RSUs represent a contingent right to receive one share of Borders Group, Inc. Common Stock for each restricted share unit granted, or cash at the Committee’s given discretion. The RSUs will vest in three years on a pro rata basis to the extent that specified cumulative earnings per share growth goals are achieved. In addition, to the extent that such goals are exceeded, an additional cash payment of up to 20% of the fair market value of Borders Group, Inc. stock on the date that the shares are earned will be made to the executive. If the Company does not satisfy any of the earnings per share requirements by the end of the measurement period, the RSUs will be immediately forfeited and cancelled. The 2006 Restricted Share Unit Agreement form is attached hereto as Exhibit I.

(4) The fair market value of Borders Group, Inc.’s Common stock on the date of the restricted share award was $24.61. The shares subject to the restricted share award have a three-year vesting period.

(5) Represents Executive Officers’ base salaries effective March 26, 2006 set by the Compensation Committee on March 24, 2006.

(6) For fiscal 2006, bonuses under the Company’s Annual Incentive Bonus Plan, if payable, will be based upon the achievement of performance criteria established by the Committee consisting of earnings per share and, in certain cases, a combination of earnings per share and the result of particular business segments or initiatives.

Other Arrangements

The Compensation Committee also agreed that, if the employment of an Executive Officer (other than Mr. Josefowicz) is terminated by the Company without cause during the one-year period following the commencement of employment of a new Chief Executive Officer; (i) the severance payment to the Executive Officer under existing agreements will be increased from 1 to 1.5 times the executive’s salary and target bonus, subject to the mitigation and other provisions of the existing agreements, and (ii) the Company will make a cash payment to such executive equal to the then fair market value of the shares underlying the restricted shares set forth in column 4 of the table above.

Director Compensation

On March 24, 2006, the Board of Directors of Borders Group, Inc. (the “Company”) adopted the following compensation arrangements for non-employee directors for the year ending December 31, 2006:

  Annual retainer of $50,000 for each director
  Annual retainer of $25,000 for the Presiding Director
  Annual retainer of $12,000 for the Audit Committee chair
  Annual retainer of $7,500 for the Compensation and Nominating Committee chairs
  An award of 8,350 options to purchase Borders Group, Inc. stock with a grant date of March 24, 2006 and an exercise price of $24.61, the fair market value of the stock on the date of the grant.
  An award of 406 restricted shares with a grant date of March 24, 2006. The fair market value of Borders Group, Inc.’s Common stock on the date of the restricted share award was $24.61. These shares, together with the previous award of 1,845 restricted shares made on January 3,2006, represent the total restricted stock compensation for the Board of Directors for the year ending December 31,2006.

In addition, the Board adopted the following compensation arrangements for the members of the Search Committee established to identify candidates to succeed Mr. Josefowicz:

  Annual retainer of $5,000 for the Search Committee chair
  Fee of $1,500 for each in-person Committee meeting attended
  Fee of $250 for Committee meeting participation by telephone
  Fee of $1,000 for each one-on-one candidate interview that does not involve a Committee meeting

ITEM 9.01 Financial Statements, Pro Forma Information and Exhibits.

(c) Exhibits:

10.28	2006 Restricted Share Unit Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc.
(Registrant)

Dated: March 30, 2006	By: /s/ EDWARD W. WILHELM
Edward W. Wilhelm
Senior Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX
DESCRIPTION OF EXHIBITS

Exhibits:
10.28	2006 Restricted Share Unit Grant Agreement.